Exhibit 99.1

Assured Guaranty Ltd.
30 Woodbourne Avenue, 5th Floor
Hamilton HM 08
Bermuda
t. 441.299.9375
www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports First Quarter 2006 Earnings

Hamilton, Bermuda, May 4, 2006 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured Guaranty” or the “Company”) reported net income for the quarter ended March 31, 2006 of $34.9 million, or $0.47 per diluted share, a decrease of 21% compared with net income of $44.3 million, or $0.59 per diluted share, in the first quarter of 2005. Operating income, a non-GAAP financial measure, was $35.6 million in the quarter, or $0.48 per diluted share, a decrease of 14% from $41.3 million, or $0.55 per diluted share, reported in the prior year period. See “Explanation of Non-GAAP Financial Measures” below.

The decrease in net income and operating income compared with the prior year is due to the sale of the Company’s single name corporate credit default swap (CDS) book of business that generated after-tax income of $5.3 million, or $0.07 per diluted share, during the first quarter of 2005 and a loss salvage recovery for a reinsurance loss incurred in 1998 that generated after-tax income of $4.4 million, or $0.06 per diluted share, during the first quarter of 2005. Excluding the items referred to above, first quarter 2006 net income rose 1% and operating income rose 13%.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd., commented, “We continued to successfully execute our strategies this quarter, as demonstrated by growth in both direct financial guaranty new business volume and reinsurance facultative submission activity. We have maintained our underwriting discipline as evidenced by our high portfolio rating and good underwriting results while achieving our highest level of submission activity since our initial public offering.”

Assured Guaranty also announced that its Board of Directors today approved a new share repurchase program for 1.0 million shares. Share repurchases will take place at management's discretion depending on market conditions. This is Assured Guaranty's second share repurchase program. The first program was completed in the second quarter of 2005.

Analysis of Net Income ($ in millions)

	1Q-06	1Q-05	% Change
Net income	$34.9	$44.3	(21)%
Less: After-tax realized (losses) gains on investments	(0.6)	1.5	NMF
Less: After-tax unrealized (losses) gains on derivatives	(0.1)	1.5	NMF
Operating income	$35.6	$41.3	(14)%

Weighted average shares outstanding (in millions):
Basic	73.8	74.5	(1)%
Diluted	74.9	74.9	0%

Per Diluted Share

	1Q-06	1Q-05	% Change
Net income	$0.47	$0.59	(20)%
Less: After-tax realized (losses) gains on investments	(0.01)	0.02	NMF
Less: After-tax unrealized (losses) gains on derivatives	—	0.02	NMF
Operating income	$0.48	$0.55	(13)%

To assist analysts and investors in evaluating Assured Guaranty’s financial results, this press release references several non-GAAP financial measures. These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release. In each case, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured

Guaranty management, analysts and investors evaluate Assured Guaranty’s financial results and is comparable to the earnings per share estimates published by analysts in their research reports on Assured Guaranty. The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and mortgage guaranty gross written premiums (PVP), net present value of estimated future installment premiums in force after-tax, and adjusted book value.

New Business Production:

Analysis of Present Value of Financial Guaranty and Mortgage Guaranty Gross Written Premiums (PVP) ($ in millions)

	1Q-06	1Q-05	% Change
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP) (1)
Financial guaranty direct	$41.6	$37.5	11%
Financial guaranty reinsurance	20.1	32.1	(37)%
Mortgage guaranty	—	13.1	NMF
Total PVP	61.8	82.6	(25)%
Less: Installment premium PVP	44.2	47.9	(8)%
Upfront financial guaranty & mortgage guaranty GWP	17.6	34.7	(49)%
Plus: Installment GWP	34.0	42.5	(20)%
Financial guaranty & mortgage guaranty GWP	51.6	77.2	(33)%
Plus: Other segment GWP	3.8	0.9	322%

Total gross written premiums	$55.4	$78.1	(29)%

(1). Due to reporting lags by our ceding companies, PVP in 2006 for treaty reinsurance installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag. In 2005, PVP for both treaty and facultative reinsurance installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production as measured by PVP, a non-GAAP financial measure, totaled $61.8 million in the first quarter of 2006, down 25% from $82.6 million in the first quarter of 2005, as growth in financial guaranty direct was more than offset by lower production in the Company’s reinsurance and mortgage guaranty segments. The financial guaranty direct segment generated $41.6 million of PVP, a 11% increase over first quarter 2005 PVP of $37.5 million, reflecting strong new business production across U.S. public finance, U.S. structured finance and international markets. Financial guaranty reinsurance first quarter 2006 PVP was $20.1 million, a decrease of 37% from $32.1 million in the first quarter of 2005 due to treaty and large facultative volume, principally in the U.S. public finance market. The Company did not write any new mortgage guaranty contracts in the quarter, as contrasted to the first quarter of 2005 which included one contract with PVP of $13.1 million.

Effective January 1, 2006, the Company’s facultative reinsurance PVP and par written are reported on a current quarter basis; treaty reinsurance par written and outstanding and PVP continue to be reported on a one-quarter lagged basis due to the timing of reporting from our treaty reinsurance clients. This change resulted in a $1.4 million increase in PVP for the first quarter of 2006 compared to 2005 which used the previous methodology.

Income Statement Highlights:

Net Written Premiums by Segment ($ in millions)

	1Q-06	1Q-05	% Change
Financial guaranty direct	$29.7	$23.1	29%
Financial guaranty reinsurance	18.5	34.0	(46)%
Mortgage guaranty	2.6	19.4	(87)%
Total financial guaranty	50.8	76.5	(34)%
Other	—	—	—
Total	$50.8	$76.5	(34)%

Net written premiums in the first quarter of 2006 were $50.8 million, down 34% from the first quarter of 2005, due to lower reinsurance and mortgage guaranty net written premiums. Net written premiums in the financial guaranty direct segment were $29.7 million, up 29% over the prior year period, reflecting the growth in this segment’s book of business. First quarter 2006 financial guaranty reinsurance net written premiums were $18.5 million, a decline of 46% over the first quarter of 2005, due to lower U.S. public finance volume. Mortgage guaranty net written premiums were $2.6 million compared to $19.4 million in the prior year period, which included a large contract renewal in the quarter.

Net Earned Premiums by Segment ($ in millions)

	1Q-06	1Q-05	% Change
Financial guaranty direct	$20.7	$20.4	1%
Financial guaranty reinsurance	23.3	23.0	1%
Mortgage guaranty	4.2	4.6	(9)%
Total financial guaranty	48.1	48.1	0%
Other	—	—	—
Total	$48.1	$48.1	0%

Net earned premiums in the first quarter of 2006 were $48.1 million, which was flat compared to the first quarter of 2005. Financial guaranty direct net earned premiums in the first quarter of 2006 were $20.7 million compared to $20.4 million in the first quarter of 2005, which included $4.4 million of single name CDS net earned premiums. The Company’s single name corporate CDS book of business was sold in the first quarter of 2005. First quarter 2006 financial guaranty direct net earned premiums grew 29% over the prior year period excluding net earned premium from the single name CDS book. Financial guaranty reinsurance net earned premiums including municipal bond refundings were $23.3 million in the first quarter of 2006, compared to $23.0 million reported in the first quarter of 2005, reflecting the reduction in the reinsurance in-force book over the last 12 months. Municipal bond refunding net earned premiums, which are reported on a one-quarter lag, were $3.6 million ($0.02 per diluted share) in the first quarter of 2006 compared with $1.4 million ($0.01 per diluted share) in the first quarter of 2005. Mortgage guaranty net earned premiums in the first quarter of 2006 declined to $4.2 million from $4.6 million in the first quarter of 2005, primarily due to the run-off of the Company’s quota share reinsurance treaties.

Underwriting Results by Segment ($ in millions)

	1Q-06	1Q-05	% Change
Financial guaranty direct	$7.2	$9.0	(20)%
Financial guaranty reinsurance	8.0	19.2	(58)%
Mortgage guaranty	2.8	2.6	8%
Total financial guaranty	18.0	30.8	(42)%
Other	1.2	1.1	9%
Total	$19.2	$31.9	(40)%

Assured Guaranty reported a consolidated underwriting gain of $19.2 million in the first quarter of 2006 compared to an underwriting gain of $31.9 million in the first quarter of 2005, which included a $6.8 million loss salvage recovery in our reinsurance segment and a $5.3 million underwriting gain from our single name CDS book. In addition, the first quarter of 2006 included $1.7 million of additional pre-tax operating expenses ($1.4 million after-tax or $0.02 per diluted share) due to the implementation of FAS 123R, Share-Based Payment, effective January 1, 2006. Excluding these three items from each respective period, first quarter 2006 underwriting gain grew 6% over the prior year period.

The underwriting gain for the financial guaranty direct segment declined to $7.2 million in the first quarter of 2006 compared to $9.0 million in the first quarter of 2005, which included a $5.3 million pre-tax net underwriting gain from the Company’s single name CDS book of business. The underwriting gain for the financial guaranty reinsurance segment was $8.0 million in the first quarter of 2006, down from $19.2 million in the first quarter of 2005, which included the $6.8 million loss salvage recovery. The decline in first quarter 2006 financial guaranty reinsurance underwriting results over the prior year quarter also reflects lower net earned premiums and increased case and loss adjustment expense reserves compared to the first quarter of 2005. The mortgage guaranty segment’s underwriting results in the first quarter of 2006 increased to $2.8 million from $2.6 million in the first quarter of 2005 as credit conditions remained favorable during the quarter. The other segment generated an underwriting gain of $1.2 million in the first quarter of 2006 and $1.1 million in the first quarter of 2005. The gains in both quarters were related to loss salvage recoveries on an equity-layer CDO transaction.

The Company announced on April 11, 2006 in an 8-K filing with the SEC that it will receive an additional $8.0 million pre-tax loss salvage recovery ($5.2 million after-tax) on this transaction in the second quarter of 2006, based on a recent litigation settlement.

Shareholders’ Equity Highlights:

	As of
(amounts in millions except per share data)	March 31, 2006	December 31, 2005
Book value	$1,673.4	$1,661.5
Net UPR less DAC - after-tax(1)	284.8	283.5
Net present value of estimated future installment premiums in force - after-tax(2)	340.6	327.3
Adjusted book value	$2,298.9	$2,272.3

Shares outstanding at the end of period (in millions)	73.8	74.8

Book value per share outstanding:
Book value	$22.67	$22.22
Net UPR less DAC - after-tax(1)	3.86	3.79
Net present value of estimated future installment premiums in force - after-tax(2)	4.62	4.38
Adjusted book value	$31.15	$30.39

(1). Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

(2). Due to reporting lag by our ceding companies, the present value of estimated treaty reinsurance installment premiums in force in our reinsurance segment is reported on a one-quarter lag effective the first quarter of 2006. In prior periods, the present value of estimated treaty and facultative reinsurance premiums in force in our reinsurance segment were reported on a one-quarter lag.

At March 31, 2006, Assured Guaranty’s book value per share was $22.67, a 2% increase over the book value of $22.22 reported at December 31, 2005, reflecting an increase in retained earnings of $0.57 per share that was partially offset by a $0.31 per share decline in accumulated other comprehensive income due to unrealized losses resulting from the effect of higher interest rates on the carrying value of available-for-sale fixed maturity securities in our investment portfolio. Adjusted book value per share, a non-GAAP financial measure, at March 31, 2006 was $31.15, up 3% from December 31, 2005, reflecting the growth in book value and the Company’s in-force book of business.

Annual General Meeting of Shareholders:  Assured Guaranty will hold its Annual General Meeting of Shareholders tomorrow, Friday, May 5, 2006 at 8:00 a.m. Atlantic Time at The Fairmont Hamilton Princess in Bermuda.

Investor Conference Call:  Assured Guaranty will host a conference call for investors at 8:30 a.m. ET (9:30 a.m. AT) on Friday, May 5, 2006. The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com/investor/default.aspx or by dialing 1-800-573-4752 (in the U.S.) or 1-617-224-4324 (International), passcode 61112247. A replay of the call will be available through June 5, 2006. To listen to the replay dial: 1-888-286-8010 (in the U.S.) or 1-617-801-6888 (International), passcode 40999268.

Please refer to Assured Guaranty Ltd.’s First Quarter 2006 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section describes why the non-GAAP financial measures presented in this press release are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments. We believe the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the financial guaranty and mortgage guaranty unearned premium reserve net of prepaid reinsurance premiums and deferred acquisition costs plus the net present value of estimated future installment premiums in force after-tax (discounted at 6%). The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current estimated adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premiums and capital base.

Net present value of estimated future installment premiums in force after-tax, which is a non-GAAP financial measure, is an estimate of the after-tax value of future financial guaranty and mortgage guaranty premiums on our in-force book of installment premium business. There is no comparable GAAP financial measure. Estimated future premiums may change from period to period due to changes in par outstanding, maturity or other factors that management cannot control or predict that result from market conditions, interest rates, early terminations or other factors. It is calculated net of reinsurance ceded and using a discount rate of 6%. We believe net present value of estimated future installment premiums in force after-tax is a useful measure for management, equity analysts and investors because it permits the evaluation of future estimated installment premiums.

PVP, which is a non-GAAP financial measure, is an estimate of the after-tax value of financial guaranty and mortgage guaranty gross premiums and fees associated with new policies or transactions written in the current period. This measure includes both upfront and installment premiums received and the present value of estimated future installment premiums, discounted at 6% per year, on contracts written in the current period. We use 6% as the present value discount, because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented. We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure. Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict.

Assured Guaranty Ltd.

Consolidated Income Statements

	Quarter Ended March 31,
	2006	2005
	(dollars in millions)
Revenues
Gross written premiums	$55.4	$78.1
Net written premiums	50.8	76.5

Net earned premiums	48.1	48.1

Net investment income	26.2	23.1
Other income	—	0.3
Total revenues	$74.3	$71.5

Expenses
Loss and loss adjustment expenses	(0.4)	(9.4)
Profit commission expense	1.3	1.0
Acquisition costs	10.8	10.2
Other operating expenses	17.2	14.5
Other expenses	4.0	3.3
Total expenses	$32.9	$19.6

Income before provision for income taxes	41.4	51.9

Total provision for income taxes	5.8	10.6

Operating income*	$35.6	$41.3

After-tax realized (losses) gains on investments	(0.6)	1.5
After-tax unrealized (losses) gains on derivatives	(0.1)	1.5

Net income	$34.9	$44.3

*Net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	March 31, 2006	December 31, 2005
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,114.1	$2,134.0
Short-term investments, at cost which approximates fair value	135.0	115.8
Total investments	2,249.1	2,249.8

Cash and cash equivalents	3.7	6.2
Accrued investment income	21.8	22.7
Deferred acquisition costs	195.9	193.4
Prepaid reinsurance premiums	13.3	12.5
Reinsurance recoverable on ceded losses	12.2	12.4
Premiums receivable	27.0	33.0
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	52.2	53.0
Current income taxes receivable	3.1	3.0
Other assets	14.3	17.7
Total assets	$2,678.0	$2,689.1

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$540.7	$537.1
Reserves for losses and loss adjustment expenses	117.2	121.2
Profit commissions payable	28.0	53.0
Reinsurance balances payable	9.1	3.7
Deferred income taxes	25.4	26.6
Funds held by Company under reinsurance contracts	22.0	19.2
Unrealized losses on derivative financial instruments	11.8	12.7
Long-term debt	197.4	197.3
Other liabilities	53.1	56.7
Total liabilities	1,004.6	1,027.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	870.4	882.0
Unearned stock grant compensation	—	(14.8)
Retained earnings	779.9	747.7
Accumulated other comprehensive income	22.3	45.8
Total shareholders’ equity	1,673.4	1,661.5

Total liabilities and shareholders’ equity	$2,678.0	$2,689.1

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements, including its statements regarding PVP and net present value of estimated future installment premiums in force after-tax, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com